UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

VANTAGEMED CORPORATION
(Name of Registrant as Specified In Its Charter)
NIGHTINGALE INFORMATIX CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Nightingale Informatix Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: VantageMed Corporation

Commission File No.: 000-29367

Certain statements in the transcript below may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate VantageMed’s operations into those of Nightingale; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at VantageMed; the conditions to the completion of the transaction may not be satisfied; and the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; Nightingale and VantageMed are subject to intense competition; risks associated with the recent loss and ongoing replacement of key personnel; our products must remain compatible with, and our product development is dependent upon access to, changing operating environments; the failure to protect our intellectual property rights may weaken our competitive position; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; and acts of war and terrorism may adversely affect our business. Nightingale assumes no obligation to update the information in the transcript, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of VantageMed by Nightingale. In connection with the proposed acquisition, VantageMed intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including VantageMed’s proxy statement on Schedule 14A. STOCKHOLDERS OF VANTAGEMED ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VANTAGEMED’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and VantageMed stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from VantageMed. Such documents are not currently available.

Participants in Solicitation

Nightingale and its directors and executive officers, and VantageMed and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of VantageMed common stock in respect of the proposed transaction. Information about the directors and executive officers of Nightingale is set forth in the Nightingale’s 2006 Annual Information Form, which was filed with Ontario Securities Commission on February 2, 2007 and available at www.sedar.com. Information about the directors and executive officers of VantageMed is set forth in the proxy statement for VantageMed’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2006, and its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

On February 19, 2007, Nightingale Informatix Corporation held a public conference call to discuss the proposed acquisition of VantageMed by Nightingale. A transcript of the call is set forth below and incorporated by reference into this filing.

OPERATOR:  Good morning, ladies and gentlemen.  Thank you for standing by.  Welcome to the Nightingale Informatix special event conference call.

At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question-and-answer session.  Instructions will be provided at that time for you to queue up for questions.  If anyone has any difficulties hearing the conference, please press * 0 for operator assistance at any time.

I would like to remind everyone that this conference call is being recorded on Monday, February 19, 2007 at 10:00 a.m. Eastern Standard Time.

I will now turn the conference over to Mr. Sam Chebib, President, Chief Executive Officer. Please go ahead.

SAM CHEBIB (President and Chief Executive Officer, Nightingale Informatix Corporation):  Thank you, Operator.

Good morning, everyone, and thank you for joining us on today’s call.  As you know, earlier this morning we announced that we have entered into a definitive agreement to acquire all of the outstanding shares of VantageMed Corporation.

This call today is intended to discuss the details surrounding the transaction.

With me today is Steve Curd, CEO of VantageMed, and once I have discussed the transaction from Nightingale’s perspective, Steve will talk on VantageMed’s behalf and then we’ll turn the call to questions before concluding.

Before we proceed further, let me remind you that listeners are cautioned that today’s call and the response to questions may contain forward-looking statements within the meaning of the safe harbour provisions of the Canadian Provincial Securities law; and for the purposes of VantageMed, U.S. Federal Securities law.

Forward-looking statements involve risk, uncertainties and undue reliance should not be placed on such statements.  Certain material factors or assumptions are applied in making such forward-looking statements and actual results may differ materially from those expressed or implied in such statements.

For additional information about factors that may cause actual results to differ from expectations and about material factors or assumptions applied in making forward-looking statements, please consult our most recent MD&A and other filings with the Canadian Securities regulators; and for the purposes of VantageMed, VantageMed’s filings with Securities and Exchange Commission.

Neither Nightingale not VantageMed undertakes to update any such forward-looking statements.  Such statements speak only as of the date made.

I would like now to begin by saying that we’re very pleased to announce the acquisition of VantageMed.  We believe that this is a transformational and accretive acquisition that provides significant growth potential.

At Nightingale, we are focused on strengthening our position in the rapidly growing electronic medical record, or EMR industry by continually working to increase the number of physicians and healthcare providers on our proprietary technology platform and we believe that the acquisition of VantageMed will assist us in further driving our success.

The North American EM market is a multi-billion dollar industry with a current adoption rate of less than 20 per cent.  With adoption rates expected to reach 48 per cent by 2010, there is a considerable but time- sensitive opportunity to become a major market player and we believe that the market is currently in a land grab stage and fast action is required to assume a leadership role.

Our approach to capitalizing on this rapidly-emerging market opportunity is through a combination of acquisitive and organic growth initiatives and this transaction is in direct support of that strategy.

When it comes to acquisitions, a major component of our strategy is to find opportunities that provide a captive audience to cross-sell our value-add suite of EMR solutions.  In this respect, VantageMed is an ideal fit.

Based in Rancho Cordova, California with operations in Boston, Pittsburgh and Kansas City, VantageMed today has approximately 6,000 customer sites representing more than 18,000 healthcare providers using its practice management software services and other electronic exchange data.

Another important component of our acquisition strategy is finding companies that help us expand our footprint within the U.S. market.  With customer sites in all 50 states, VantageMed proves once again to be an ideal fit.

From a financial perspective, we expect the acquisition to have a very positive impact on our top line and profitability.  VantageMed reported revenues of U.S. $11.6 million for the 12-month period ending September 30, 2006.  This means the acquisition will almost double the size of Nightingale from a revenue perspective.

In terms of recurring revenue, the combined company now would be generating approximately $18 million Canadian in revenue from recurring sources.  We define recurring revenue as annualised software support and maintenance and monthly transactional revenue.

We believe we will realize cost savings of approximately $2 million following the closing as a result of eliminating costs associated with VantageMed’s public listing, in addition to our ability to capitalize on operational efficiencies across the two organizations.  The majority of these savings will be realized immediately following closing with the remainder being realized within nine months of completing the transaction.

We expect the acquisition will be immediately accretive upon closing based on the VantageMed fiscal 2007 budget and the anticipated cost savings.

The combined company’s leveraging Nightingale’s leadership position in the Canadian EMR market and VantageMed’s position in the U.S. practice management industry in the U.S. will gain greater market visibility on both sides of the border, further enhancing our sales and marketing efforts for our EMR tools.

VantageMed’s large customer base and strong relationships will help us drive the success of our EMR cross-selling efforts and in turn elevate the Nightingale brand within the U.S. marketplace.

VantageMed comes to us with an extremely experienced and knowledgeable management team.  They have extensive executive-level experience with healthcare IT industry leaders such as Healtheon/WebMD, where they play key roles in driving this growth from inception through the IPO stage.

Specifically, Steve Curd, who you’ll hear from today, used to be the Chief Operating Officer at Healtheon/WebMD and Rick Altinger was the Executive Vice-President, started with Healtheon when it was a young start-up and left as a Vice-President of Business Development.

Upon completion of the transaction, Nightingale’s U.S. operations will be run be Steve Curd.  Given Steve and his team’s experience and familiarity with the healthcare IT industry and market landscape, we will be well positioned to drive further success for Nightingale within the U.S. market.

The management team at VantageMed has been involved in a turnaround story at VantageMed going to a major restructuring by divesting non-core assets and implementing cost-cutting measures.  This turnaround culminated in a resumption of revenue growth and improved EBITDA in the third quarter ended September 30, 2006.

Over the past several years we have developed a track record for identifying and integrating acquisition opportunities.  In the past year, we successfully completed the acquisition and integration of HealtheNet and IHPS.  Through these acquisitions, we enhanced our product offering, generated significant operational synergies, gained relationship with major hospitals and clinics across the U.S. and drove organic growth and capitalized on cross-selling opportunities. The later point was recently demonstrated by our $1.6 million contract with the Centre for Disability Services in Albany, New York.

Looking at the technical aspects of the transaction, under the terms of the agreement, VantageMed shareholders will receive cash consideration of U.S. $0.75 per share, valuing the transaction at approximately $13 million.

Directors, officers and several major shareholders representing an aggregate of approximately 39 per cent of VantageMed’s outstanding common stock have agreed to vote their shares in favour of the transaction at VantageMed’s upcoming shareholder meeting. We expect the acquisition to close prior to April 15, 2007.

To fund the transaction, we have arranged a commitment with a subordinated credit facility of Canadian $15.5 million led by Wellington Financial and Export Development Canada.

With that, I would like now to pass things over to Steve to comment on the transaction.

STEVE CURD (Chief Executive Officer, VantageMed):  Thank you, Sam.

Hello everyone and again, thank you for joining us on today’s call.  I’m very excited about joining forces with Nightingale.  VantageMed comes to the table with a well-established based of practice management and billing customers and I view this acquisition as a way of continuing to drive growth as the practice management industry reaches maturity.

We needed an electronic medical records product, or EMR to maintain our customer and to facilitate future growth.  VantageMed cannot have entered the EMR industry without either a heavy investment in R&D or a significant dilution from acquiring an EMR-focused company.

Nightingale is emerging as a leader in the EMR market in Canada and I believe this can be translated into the U.S. market, especially if they’re demonstrating an ability to compete against and win against billion-dollar organizations.

Nightingale’s also built electronic referral capabilities we’re excited about.  They can be used to link community-based physicians with hospitals and other local providers as Nightingale has already demonstrated in Canada. Their ASP-based technology is also quite valuable as the U.S. market seems to be starting to adopt this type of solution platform much more quickly.

We believe our customers will gain from the combined company’s greater stability in access to growth capital.  We believe we can offer better customer care by expanding our product and service offerings, especially with the strong EMR product.

Together, we’ll have a larger combined infrastructure.  This should lead to reduced cost.  Today, way too much of our cash is being diverted to support our standalone U.S. public listing.

A larger company will also result in better visibility across the industry.  We expect to be invited to the table for larger RFPs, for example, by combining with Nightingale.  We’ll be jumping into sales situations with large enterprises and I can leverage the relationships I attained when I was at United Healthcare and with Healtheon/WebMD.

As most of you know, there is increased influence and funding for EMR implementations from the U.S. government, from individual states, from large insurance companies, employers, hospitals and numerous other regional-based organizations.  I’m excited about the ability to compete for that EMR business now.

I think it’s important to note, as well, that as we become the U.S. arm for Nightingale, the executive team and the VantageMed employees will stay onboard to operate this business.  This is opportunities to grow the business and to expand their career options.

This marriage made a lot of sense to us for several reasons.  We looked at the Nightingale technology and we were impressed with their ASP-based EMR capabilities.  We looked at their successes in Canada and expanding those successes into the U.S. marketplace, we considered the greater efficiencies of the combined organization, and we looked at the real customer value of what the combined companies can bring to the market, both in terms of size and product scope.

This is clearly a strategic merger and I’m excited to be running the U.S. operations of Nightingale and the future potential of the combined companies.

With that, I’ll pass things back to Sam to conclude the call.

SAM CHEBIB:  Thank you, Steve.

On behalf of the board of directors and management team at Nightingale, we’re excited to be sharing with you our opportunity to join forces with VantageMed.

We believe this transaction will directly support our growth strategy and will be a strong fit, both operationally and financially.  With this acquisition, we will grow our customer base and therefore increase our cross-selling opportunities, expanding our footprint within the U.S., generating cost and operating synergies, driving revenue and recurring revenue and growth and strengthening our position to capture a sizable share of the rapidly growing EMR market.

The combined company now has reached a critical mass where it’s considered a major contender in the U.S. healthcare IT market and we can now, as Steve mentioned earlier, compete with what we call the big boys that are currently nursing multi-billion dollar market caps.

At this point, I’d like to open up the call to questions; and, Operator, if you can starting logging the questions, please?

OPERATOR: Thank you. Ladies and gentlemen, we will now conduct the question-and-answer session. If you have a question, please press the * followed by the 1 on your touchtone phone.  You will hear a tone acknowledging your request.  Your questions will be polled in the order they are received.  Please ensure you lift the handset If you are using a speakerphone before pressing any keys.  One moment, please, for your first question.

Your first question comes from Blair Abernethy, of Clarus Securities. Please go ahead.

BLAIR ABERNETHY:  Hi, Sam.

SAM CHEBIB:  Hello, Blair.

BLAIR ABERNETHY:  And Steve.

STEVE CURD:  Good morning.

BLAIR ABERNETHY:  A couple of questions for you.  It looks like a really interesting acquisition.  Can you just describe a little bit more, in a little more detail sort of the make-up of the customer base particularly in terms of, you know, are there any sort of larger clinics in here?  Are there any hospitals or small hospitals that might be customers or are we just ....?  What does that customer base look like today?

STEVE CURD:  At VantageMed?

BLAIR ABERNETHY: Yes.

STEVE CURD:  VantageMed has traditionally been a practice management solution provider and we offer solutions across a number of specialties, both small and medium-sized physician practices as well as billing services.

So in terms of the larger customers, those tend to be based on the anaesthesia specialty.  So one of our lead products, Northern Health Anaesthesia, is specifically focuses on anaesthesiologists and their particular business needs.  And anaesthesiologists typically are affiliated with hospitals but based on U.S. law, typically don’t work directly for the hospital.  They’re affiliated with the hospital.

So one of the synergies we talked about that is real is an entrée into the hospital through the anaesthesiology group and vice-versa, through the hospital to the anaesthesiology group that’s serving that hospital.  But our largest customers tend to be anaesthesiology-based practices.

BLAIR ABERNETHY:  Okay, so are we talking you know, ten doctors sort of clinic size?

STEVE CURD:  Well, anaesthesiology groups can be quite large, including up to several hundred providers.

BLAIR ABERNETHY:  Okay.  Okay.

SAM CHEBIB:  Maybe I’ll add some commentary on that, Blair.  As you well know, Nightingale historically has excelled in the enterprise market being able to compete with the larger buying groups.

VantageMed, their focus and success story has come from selling to the, what were called the small and medium-sized business market which is the one-to-ten physician market and they’ve managed to create a significant market share for themselves in the SMB market.

Today, VantageMed has close to 5,500 or 5,600 paying customers compared to that of Nightingale, which is sub 400 customers. So the fit strategically is quite complementary where we now have an avenue to reach out to all the smaller practices in a cost-effective way.

BLAIR ABERNETHY:  Okay.  Okay, great.  And in the press release you talk about the recurring revenue base of the company.  What’s that composed of?

SAM CHEBIB:  Generally, the recurring revenue we define it as software maintenance and support fees and transactional fees and utilization fees.  So the VantageMed business today is primarily the recurring revenue comes from software maintenance and support fees and transaction fees; and that represents approximately 78 per cent of their revenues.

BLAIR ABERNETHY:  Seventy-eight of the total revenue.

SAM CHEBIB:  That’s right.

BLAIR ABERNETHY:  Do you know if it’s... is it roughly equally split between maintenance and transaction fees of is there a shift one way or the other?

SAM CHEBIB:  I think the majority comes from software support maintenance fees.

BLAIR ABERNETHY:  Okay.

SAM CHEBIB:  I think if you go back to their public filing, historically, they’re been splitting out the detail between transactional fees and maintenance fees.

BLAIR ABERNETHY:  Okay, great.  I’ll take a look at that.

Just moving on, Sam, in terms of the cross-selling opportunity that you see here, do you think it’s more on the hosted, like upgrading some of these older products, older customers to hosted practice management or is it more of an EMR play?

SAM CHEBIB:  Okay, can you just elaborate on your question?  Are you asking me if the cross-selling opportunity will be for the Nightingale ASP EMR or is it for the...?

BLAIR ABERNETHY:  Yes.  Yes.  I’m wondering what you and Steve see as I guess the lowest-hanging fruit for you in terms of cross-selling Nightingale’s products into this customer base?

SAM CHEBIB:  Yes, I’ll give you my perspective and I’d love it for Steve to comment on that as well.

Our interest, when we looked at VantageMed, is their 5,600 smaller customers.  We developed a product, we launched it about 24 months ago, called Nightingale 1, which is an ASP-based product that addresses the single physician to the five-physician market.

When we started our discussions with VantageMed, the low-hanging fruit that we recognized are those 5,500 smaller clients where we will interface the VantageMed helper product and the RidgeMark product with Nightingale 1, which is the ASP EMR; and then through the current communication or marketing channels roll that out to as many willing participants as VantageMed can market to.

But Steve, I’d love to hear your comments on that as well.

STEVE CURD:  Absolutely.  I’ll echo that.  The good news in terms of the synergies, we have a large number of practices that are smaller physician practices.  We think Nightingale 1 is an excellent choice for those smaller guys that are cost sensitive and yet are seeking an EMR product today.

We have a mid-sized base which is running a product we call RidgeMark.  By the way, the smaller physicians, our product name there, just for reference, is Therapist Helper or Medical Helper.  Those come out of our Helper group.

BLAIR ABERNETHY:  Okay.

STEVE CURD:  The mid-sized physician practices, we have about, just a little under 400 that are running a more sophisticated practice management solution.  And again, we think they will be upgrading to EMR products in the short tem.

And them you asked earlier about the larger practices and typically they’re using a product we call Northern Health in the anaesthesia space.

We think the primary target of low-hanging fruit here in the initial going will be both the RidgeMark base with sort of the mid-sized, sophisticated practices, as well as the very sizable Helper base which are the smaller physicians.

BLAIR ABERNETHY:  Okay.  Okay, great.  Thank you.  And just another question for you, Sam, just on terms of the cost synergies you talked a little bit about in the press release, can you just walk through sort of, I think you said roughly $2 million in cost savings.  Is that sort of what you’re looking at from a combined company basis or is that cost savings on the VantageMed side?  And where are those cost savings going to come from?

SAM CHEBIB:  The majority of those cost savings will be realized on closing. I think there’s about $300,000 that we expect.  It’ll take us approximately nine months to realize those cost savings.  The majority, the bulk of those savings will come from VantageMed on their capital market expenses that they currently have which, post acquisition, are no longer needed.

The majority of the cost savings will come from VantageMed.  There are other synergies that we’re going to see from Nightingale that have not been fully factored in the synergy cancellation.

I think the conservative approach was to capture the clear, hard costs that Steve and I recognized and as the integration process we go through, we’re both comfortable that we’re going to see additional synergies from operations.

BLAIR ABERNETHY: Okay, great.  That’s it for me, for now.  Thanks.

SAM CHEBIB:  Thank you, Blair.

OPERATOR:  Ladies and gentlemen, if there are additional questions at this time, please press the * followed by the 1.  As a reminder, if you are using a speakerphone, please lift the handset before pressing any keys.

Mr. Chebib, there are no further questions at this time.  Please continue.

SAM CHEBIB:  Well, thank you, Operator.  Thank you, ladies and gentlemen, for participating.  If you have any questions, please contact Nightingale directly or feel free to touch base with Steve Curd as well, and his coordinates are on his website as well.

Thank you very much for participating.

STEVE CURD:  Goodbye, everyone.

OPERATOR: Ladies and gentlemen, this concludes the conference call for today.  Thank you for participating.  Please disconnect your lines.